Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2014 RESULTS
JASPER, IN (February 5, 2014) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $320.3 million and net income of $9.2 million, or $0.24 per Class B diluted share, for the second quarter of fiscal year 2014 which ended December 31, 2013.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2013	December 31, 2012	Percent Change
Net Sales	$320,313	$295,136	9%
Gross Profit	$66,846	$55,157	21%
Gross Profit %	20.9%	18.7%
Selling and Administrative Expenses	$56,664	$49,006	16%
Selling and Administrative Expenses %	17.7%	16.6%
Operating Income	$10,182	$6,120	66%
Operating Income %	3.2%	2.1%
Net Income	$9,222	$4,179	121%
Earnings Per Class B Diluted Share	$0.24	$0.11	118%

•
Consolidated net sales in the second quarter of fiscal year 2014 increased 9% from the prior year second quarter on increased net sales in both the Electronic Manufacturing Services (EMS) segment and the Furniture segment.

•	Second quarter gross profit as a percent of net sales increased 2.2 percentage points from the prior year second quarter on improved margins in both the EMS segment and the Furniture segment.

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Consolidated selling and administrative expenses in the second quarter of fiscal year 2014 increased 16% in absolute dollars compared to the prior year primarily due to higher incentive compensation costs, increased warranty reserves, higher salary costs, and increased investments in sales and marketing activities. In addition, selling and administrative expenses in the second quarter of fiscal year 2014 includes expense of $1.3 million related to the normal revaluation to fair value of the Company's Supplemental Employee Retirement Plan (SERP) liability compared to only $0.3 million of expense in the second quarter of the prior fiscal year. This impact from the change in the SERP liability is exactly offset with income related to the revaluation of the SERP investment which was recorded within Other Income/Expense, and thus there was no effect on net income.

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Other Income/Expense for the second quarter of fiscal year 2014 was income of $1.2 million compared to expense of $1.4 million in the second quarter of the prior year. The current year second quarter includes income of $1.3 million related to the revaluation of the SERP investment as discussed above. The prior year second quarter included a non-cash pre-tax impairment charge of $1.5 million on an investment in non-marketable equity securities and stock warrants of a privately-held company.

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The Company's effective tax rate for the second quarter of fiscal year 2014 was 19.2% compared to 12.3% in the prior year second quarter. The current year second quarter effective tax rate was favorably impacted by a $0.7 million tax adjustment in the EMS segment related to a tax law change in Mexico. When compared to the prior year, the fiscal year 2014 second quarter effective tax rate is higher primarily due to improvement in earnings from domestic operations which carry a higher tax rate.

•	Operating cash flow for the second quarter of fiscal year 2014 was $29.0 million compared to $20.5 million in the second quarter of the prior year.

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The Company's cash and cash equivalents increased to $129.6 million at December 31, 2013, compared to $103.6 million at June 30, 2013. The Company had no short-term borrowings outstanding at December 31, 2013 or June 30, 2013. Long-term debt including current maturities was less than $300,000 at December 31, 2013.

James C. Thyen, President and Chief Executive Officer, stated, "Sales growth and effective operational execution drove significant earnings improvement in our Furniture segment during the second quarter with all furniture brands positively contributing. We've made notable improvements in our project execution and process discipline in this segment which is reflected in our financial performance this quarter. In our EMS segment, the 10% increase in sales was driven by the success of our business development efforts and continued strength in both the industrial and automotive markets. Overall, we were very pleased with the solid performance in both of our segments this quarter."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	December 31, 2013	December 31, 2012	Percent Change
Net Sales	$181,264	$164,181	10%
Operating Income	$5,378	$4,996	8%
Operating Income %	3.0%	3.0%
Net Income	$5,225	$3,932	33%

•
Fiscal year 2014 second quarter net sales in the EMS segment increased 10% compared to the second quarter of the prior year on solid growth to customers in the industrial and automotive industries. Net sales to the public safety and medical industries declined compared to the prior year.

•
Gross profit as a percent of net sales in the EMS segment for the second quarter of fiscal year 2014 increased 0.4 of a percentage point when compared to the second quarter of the prior year. The improvement in margin is due to the impact of a $1.1 million inventory write-down in the prior year second quarter which favorably impacts the year-over-year comparison.

•
Selling and administrative expenses in this segment increased 18% in the fiscal year 2014 second quarter when compared to the prior year primarily due to higher incentive compensation costs related to the improved earnings. As a percent of sales, selling and administrative costs in the EMS segment increased 0.5 of a percentage point for the second quarter of fiscal year 2014 compared to the prior year.

•	Earnings in this segment in the second quarter of fiscal year 2014 were favorably impacted by a $0.7 million tax adjustment related to a tax law change in Mexico.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	December 31, 2013	December 31, 2012	Percent Change
Net Sales	$139,049	$130,955	6%
Operating Income	$6,455	$1,939	233%
Operating Income %	4.6%	1.5%
Net Income	$4,457	$1,504	196%

•
Fiscal year 2014 second quarter net sales in the Furniture segment increased 6% compared to the prior year on increased net sales of both office and hospitality furniture. All vertical markets within the office furniture industry increased over the prior year except for sales to the federal government. Sequentially, for the third consecutive quarter, sales to the federal government increased over the immediately preceding quarter.

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Gross profit as a percent of net sales increased 4.8 percentage points in the Furniture segment in the second quarter of fiscal year 2014 when compared to the prior year driven primarily by benefits realized from pricing adjustments, increased focus on project execution and process discipline, and operational improvements.

•
Selling and administrative expenses in the Furniture segment for the second quarter of fiscal year 2014 increased 13% compared to the prior year due to higher incentive compensation costs, increased warranty reserves, and increased investments in sales and marketing activities. As a percent of sales, selling and administrative costs in the Furniture segment increased 1.7 percentage points for the second quarter of fiscal year 2014 compared to the prior year.

Spin-off of Electronic Manufacturing Services Segment
On January 20, 2014, the Company announced that its Board of Directors unanimously approved a plan to spin off its electronic manufacturing services segment. The separation will result in two independent publicly-traded companies: Kimball International, Inc., an industry leader in the sale and manufacture of quality office and hospitality furniture; and Kimball Electronics, Inc., a leading global provider of electronic manufacturing services to the automotive, medical, industrial, and public safety markets. The Company expects the spin-off, which is intended to be tax-free to shareholders, to be completed in approximately 8 - 12 months.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2013 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 5, 2014
Time:	1:00 PM Eastern Time
Dial-In #:	877-415-3179 (International Calls - 857-244-7322)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 19, 2014.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	44661348

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the second quarter ended December 31, 2013 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2013		December 31, 2012
Net Sales	$320,313	100.0%	$295,136	100.0%
Cost of Sales	253,467	79.1%	239,979	81.3%
Gross Profit	66,846	20.9%	55,157	18.7%
Selling and Administrative Expenses	56,664	17.7%	49,006	16.6%
Restructuring Expense	0	0.0%	31	0.0%
Operating Income	10,182	3.2%	6,120	2.1%
Other Income (Expense), net	1,229	0.4%	(1,357)	(0.5%)
Income Before Taxes on Income	11,411	3.6%	4,763	1.6%
Provision for Income Taxes	2,189	0.7%	584	0.2%
Net Income	$9,222	2.9%	$4,179	1.4%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.24		$0.11
Class B	$0.24		$0.11
Diluted Earnings Per Share:
Class A	$0.23		$0.11
Class B	$0.24		$0.11

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,434		38,077
Diluted	38,613		38,295

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2013		December 31, 2012
Net Sales	$637,752	100.0%	$583,326	100.0%
Cost of Sales	509,582	79.9%	472,964	81.1%
Gross Profit	128,170	20.1%	110,362	18.9%
Selling and Administrative Expenses	110,881	17.4%	97,244	16.7%
Other General Income	(5,022)	(0.8%)	0	0.0%
Restructuring Expense	402	0.1%	91	0.0%
Operating Income	21,909	3.4%	13,027	2.2%
Other Income (Expense), net	2,248	0.4%	(1,070)	(0.2%)
Income Before Taxes on Income	24,157	3.8%	11,957	2.0%
Provision for Income Taxes	5,752	0.9%	2,817	0.4%
Net Income	$18,405	2.9%	$9,140	1.6%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.47		$0.23
Class B	$0.48		$0.24
Diluted Earnings Per Share:
Class A	$0.47		$0.22
Class B	$0.48		$0.24

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,372		38,047
Diluted	38,760		38,469

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2013	2012
Net Cash Flow provided by Operating Activities	$45,060	$29,962
Net Cash Flow used for Investing Activities	(13,674)	(13,394)
Net Cash Flow used for Financing Activities	(5,666)	(4,010)
Effect of Exchange Rate Change on Cash and Cash Equivalents	272	336
Net Increase in Cash and Cash Equivalents	25,992	12,894
Cash and Cash Equivalents at Beginning of Period	103,600	75,197
Cash and Cash Equivalents at End of Period	$129,592	$88,091

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2013	June 30, 2013
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$129,592	$103,600
Receivables, net	163,088	160,767
Inventories	130,983	123,998
Prepaid expenses and other current assets	43,838	39,013
Assets held for sale	1,121	1,521
Property and Equipment, net	187,835	185,744
Goodwill	2,564	2,511
Other Intangible Assets, net	4,386	5,276
Other Assets	24,505	22,089
Total Assets	$687,912	$644,519

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	168,403	155,709
Dividends payable	1,882	1,863
Accrued expenses	65,939	56,856
Long-term debt, less current maturities	273	294
Other	26,120	25,268
Share Owners' Equity	425,270	404,506
Total Liabilities and Share Owners' Equity	$687,912	$644,519

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2013	2012	2013	2012
Interest Income	$65	$121	$133	$231
Interest Expense	(7)	(8)	(14)	(15)
Foreign Currency/Derivative Gain (Loss)	116	(124)	230	(516)
Gain on Supplemental Employee Retirement Plan Investment	1,278	283	2,329	986
Impairment Loss on Privately-Held Investment	0	(735)	0	(735)
Gain (Loss) on Stock Warrants	4	(751)	8	(752)
Other Non-Operating Expense	(227)	(143)	(438)	(269)
Other Income (Expense), net	$1,229	$(1,357)	$2,248	$(1,070)